Exhibit 10.2

CONSULTING AGREEMENT

THIS AGREEMENT made as of September 8, 2010.

BETWEEN:

Enertopia Corp. of 950, 1130 West Pender Street, Vancouver, British Columbia V6E 4A4

(the “Company”)

AND:

Creston Capital Corp of 600, 890 West Pender Street, Vancouver, British Columbia V6C 1J9

(“Consultant”)

WHEREAS:

A.   Consultant has knowledge of economic, finance, and capital market concepts, tools, people and companies that could prove beneficial to the Company to be introduced to or made aware of;

B.   The Company wishes to benefit from these concepts, tools, people and companies and the Consultant wishes to provide them to the Company (the “Services”);

C.   The Company and the Consultant have agreed to the payment by the Company to Consultant of certain fees respecting the provision of the Services as noted herein.

NOW THEREFORE this Agreement witnesses that in consideration of the premises and mutual covenants and agreements contained herein, the parties agree as follows:

1.	In this agreement the following terms shall have the following meanings:

	(a)	“Consultant’s Fee” has the meaning assigned thereto in Section 4 hereof;

	(b)	“Financier” is a person who completes a Financing with the Company and who must be:

(i)

an “accredited investor” which is defined as a natural person who meets the definition of “Accredited Investor” in Rule 501 of Regulation D of the United States Securities Act of 1933, as amended (“Regulation D”); or

(ii) a non-“US Person” as defined in Regulation S of the United States Securities Act of 1933, as amended (“Regulation S”);

(c)

“Financing” means any debtor or equity investment of a portion or an interest in the Company made or arranged by or through the efforts of any party introduced directly or indirectly by Consultant; and

	(d)	“Term” has the meaning assigned thereto in Section 2 hereof.

2.	This Agreement will commence as of the date first above written and will continue in full force and effect for a period of 6 months thereafter (the “Term”).

3.

Consultant agrees to provide the Services to the Company to the Company’s benefit, and at the Company’s option in every case to accept or reject for any reason. The Company hereby agrees to pay to Consultant a Consultant’s fee (the “Consultant’s Fee”) as follows:

(a)

a consultant fee of up to 10% (ten percent) of the gross proceeds raised in a Financing consummated by the Company with any Financier introduced to the Company by Consultant, provided that such introduction was made during the Term and in the event that there are NO other fees or commissions payable by the Company to the source(s) of capital who may arrange and/or participate in such Financing, but who were introduced by the Consultant .

(b)

a consultant’s fee of any amount less than 10% of the gross proceeds raised in a Financing consummated by the Company with any Financier introduced to the Company by Consultant, provided that such introduction was made during the Term and in the event that there ARE other fees or commissions payable by the Company to the source(s) of capital who may arrange and/or participate in such Financing, but who were introduced by the Consultant. If the source of capital demands a fee itself, then the total combined cost of capital shall not exceed 10%, with the Consultant agreeing to adjust its fee on whatever sliding scale is necessary to not exceed the 10% overall cap.

4.

If a source of capital demands additional compensation, then the Company agrees to consider each valid request on an individual basis, and will decide whether such compensation is valid based on the merits of any unique circumstances.

5.

In the event that a Financing on terms acceptable to all parties is completed, then the Company will enter into an Investor Relations contract with the Consultant under terms to be negotiated in good faith, within 30 days of closing the Financing.

6.

The Company will pay the Consultant’s Fee immediately upon receipt of proceeds from each closing of a Financing for which a Consultant’s Fee is payable. In the event that any such Financing is carried out in stages, or paid in stages, the Company will advance the Consultant’s Fee in portions which correspond to the stages of payments received by the Company.

7.

In carrying out its duties hereunder, Consultant will provide to potential Financiers only written information that the Company’s authorized officers have delivered to Consultant (the “Additional Information”) for the purpose of attracting the Financing. If the Additional Information is material and has not been publicly disclosed, Consultant will not disclose it to any party who has not signed a Confidentiality Agreement.

8.	The Consultant acknowledges that:

(a)

the securities issued in connection with any Financing will not have not been registered for sale in the United States or Canada and may not be sold to residents of the United States or Canada without such registration unless an exemption from such registration requirement is available;

(b)

the decision to accept a potential Financier is in the sole and absolute discretion of the Company and the Company may for any reason, refuse to accept any Financing from a person introduced to it by the Consultant;

(c)	in the event that the Company does not accept a Financing from a person introduced to it by the Consultant, no Consultant’s Fee shall be payable for such Financing which is refused; and

(d)

its representation of the Company in introducing it to certain Financiers is not an exclusive engagement such that the ability of the Company to locate other potential Financiers would be constrained in any way.

9.	The Consultant represents and warrants to the Company that:

(a)

in connection with introductions to potential Financiers, it will comply with all applicable laws including, without limiting the generality of the foregoing, those rules and regulations set forth in Regulation D and Regulation S;

(b) it will introduce to the Company only persons who are qualified Financiers as defined above; and

(c)

it will not advertise any Financing in the United States or to residents of the United States as the term “resident” is defined in applicable United States securities laws, rules and regulations such that such advertising would constitute a “general solicitation” within the meaning of Regulation D.

10.

This Agreement and the rights, duties, and obligations of any party hereunder will not be assigned by any party hereto without the prior written consent of the other, which consent will not be unreasonably withheld.

11.	There are no representations, warranties, collateral agreements, or conditions except as herein specified.

12.	This Agreement will enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors, and assigns.

13.

The parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.

14.

This Agreement will be governed by and construed in accordance with the law of the State of Nevada and the laws of the Province of British Columbia; if in conflict, then such conflict will be resolved through mediation.

15.

Neither this Agreement nor any term hereof may be amended or waived except pursuant to a written instrument executed by the Company and Consultant. The failure of either party to exercise any right or remedy under this Agreement or otherwise, or the delay by any party in exercising such right or remedy, shall not operate as a waiver thereof. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

16.

Any notice, demand or request required or permitted to be given by the Company or Consultant pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed to the address of such party first above stated or such other address as any party may specify by notice in writing to the other party. For purposes hereof, “Business Day” means any day other than a Saturday, a Sunday or a day on which the New York Stock Exchange is closed or on which banks are authorized by law to close in New York, New York or Vancouver, Canada. Any notice required or permitted to be given under the terms of this Agreement shall be deemed as given if directed to either party at the following addresses:

Creston Capital	Mr. Chris Bunka
600 - 890 W. Pender St.	Enertopia Corp
Vancouver, B.C.	950 – 1130 West Pender St
Vancouver BC V6E 4A4
Fax 604-687-1327	Fax 604–602-1625

17.	This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

18.

Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date first set forth above.

          IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

Enertopia Corp.

By: _______________________________________________________
Chris Bunka – CEO

Creston Capital Corp

By: ___________________________________________________
Michael Dake